UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K/A

(Amendment No. 1)

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 18, 2018

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REV Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37999	26-3013415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

111 E. Kilbourn Avenue, Suite 2600, Milwaukee, WI 53202

(Address of principal executive offices and zip code)

(414) 290-0910

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a Current Report on Form 8-K filed on December 19, 2018 (the “Original Report”), REV Group, Inc. (the “Company”) disclosed that Barbara H. Stephens had notified the Company on December 18, 2018 of her intention to retire as Chief Human Resources Officer of the Company and that a specific date for Ms. Stephens’ retirement had not been set. The Company is filing this amendment to the Original Report to disclose that, effective as of February 11, 2019, Ms. Stephens will no longer be an executive officer of the Company as a result of the Company’s hiring of Christopher M. Daniels, who was appointed as Chief Human Resources Officer of the Company effective as of February 11, 2019.

Ms. Stephens will remain at the Company in an advisory capacity through March 31, 2019 on which date her employment with the Company will terminate (the “Termination Date”). In connection with the termination of her employment, any options or restricted stock units in the Company which have been awarded to Ms. Stephens, but remain unvested as of the Termination Date, will continue to vest during the twelve months following the Termination Date in accordance with the applicable award agreement as if Ms. Stephens were an active employee. Any unvested equity in the Company which remains at twelve months following the Termination Date, will be forfeited. During the period of twelve months following the Termination Date, Ms. Stephens is also entitled to payments in an amount to cover the employer portion of COBRA benefit premiums if Ms. Stephens timely elects COBRA coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REV Group, Inc.

Date: February 15, 2019	By:	/s/ Stephen W. Boettinger
Stephen W. Boettinger
General Counsel and Secretary